Exhibit 4.2

US AIRWAYS GROUP, INC.,

AMERICAN AIRLINES GROUP INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 9, 2013

7.25% Convertible Senior Notes due 2014

SECOND SUPPLEMENTAL INDENTURE, dated as of December 9, 2013 (this “Second Supplemental Indenture”), among US Airways Group, Inc., a Delaware corporation (the “Company”), American Airlines Group Inc., a Delaware corporation (f/k/a AMR Corporation) (“AAG”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), to the indenture, dated as of May 13, 2009 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the first supplemental indenture, dated as of May 13, 2009 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

WHEREAS, the Company has heretofore executed and delivered the Base Indenture to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Base Indenture;

WHEREAS, the Company has heretofore executed and delivered the First Supplemental Indenture, pursuant to which the Company issued its 7.25% Convertible Senior Notes due 2014 (the “Notes”) in the original aggregate principal amount of $172,500,000, convertible under certain circumstances into cash and/or shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), at the Company’s option;

WHEREAS, the Company has entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified, the “Merger Agreement”), dated as of February 13, 2013, with AMR Corporation, pursuant to which the Company became a wholly-owned subsidiary of AAG (the “Merger”) upon the consummation of the merger (the “Closing”) contemplated thereby as of the date hereof;

WHEREAS, AMR Corporation was renamed American Airlines Group Inc. immediately following the Closing;

WHEREAS, in connection with the Merger, each outstanding share of Company Common Stock has been converted into the right to receive one share of common stock, par value $0.01 per share, of AAG (“AAG Common Stock”) in accordance with the terms of the Merger Agreement;

WHEREAS, Section 5.06 of the First Supplemental Indenture provides that upon the occurrence of any merger involving the Company as a result of which holders of Company Common Stock shall be entitled to receive securities with respect to or in exchange for such Company Common Stock, then the successor entity shall execute with the Trustee a supplemental indenture to provide that the Notes be convertible into the number of shares of merger consideration that the Noteholder would have received pursuant to the Merger if such Noteholder had converted its Notes into shares of Company Common Stock immediately prior to the closing of such merger;

WHEREAS, AAG desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture so as to make available the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act for shares of AAG Common Stock delivered upon conversion of the Notes following the Merger;

WHEREAS, pursuant to Section 4.01 of the First Supplemental Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, make any change (i) to add guarantees with respect to the Notes, (ii) that does not materially adversely affect the rights of any Noteholder, or (iii) to execute and deliver a supplemental indenture pursuant to the provisions of Section 5.06 of the First Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 13.07 of the Base Indenture and Sections 4.05 and 5.06 of the First Supplemental Indenture; and

WHEREAS, the Company and AAG have requested that the Trustee execute and deliver this Second Supplemental Indenture and have satisfied all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Noteholders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Second Supplemental Indenture.

Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Second Supplemental Indenture;

(b) the terms defined in this Article and in this Second Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.02. Definitions in the Indenture.

(a) The Indenture is hereby amended and supplemented by adding the following additional definitions to Section 1.01 of the First Supplemental Indenture in the appropriate alphabetical order.

“Closing” means the effective date of the merger contemplated in that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among AMR Corporation, the Company and AMR Merger Sub, Inc., pursuant to which the Company became a wholly-owned subsidiary of AMR Corporation, as renamed American Airlines Group Inc., immediately following such effective date.

“Guarantor” means American Airlines Group Inc. (f/k/a AMR Corporation).

“Note Guarantee” means the Guarantee by the Guarantor of the payment or performance of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

(b) The Indenture is hereby amended by replacing the defined term “Common Stock” in its entirety with the following:

“Common Stock” means shares of common stock of the Guarantor, par value $0.01 per share, at the date of the Closing or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Guarantor and that are not subject to redemption by the Guarantor; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.1. Conversion Right.

The Company and AAG expressly agree that, in accordance with Section 5.06 of the First Supplemental Indenture, the Noteholder of each Note that was outstanding as of the Closing shall have the right to convert each $1,000 principal amount of such Note into the amount of AAG Common Stock that a holder of a number of shares of Company Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive, subject to the Company’s right to elect to pay cash upon such a conversion as provided in Section 5.02 of the First Supplemental Indenture.

Section 2.2. Settlement of Conversion Obligation.

The Company and AAG expressly agree that, in accordance with Section 5.06 of the First Supplemental Indenture, the Conversion Obligation shall be settled as set forth under clause 5.06(c) and, with respect to the Merger, Reference Property shall be shares of AAG Common Stock.

ARTICLE 3

AAG GUARANTEE

Section 3.01. Guarantee.

The Guarantor hereby unconditionally guarantees to each Noteholder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(a) the principal of, premium, if any, on and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Noteholder or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay or perform the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Noteholder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes or this Indenture.

If any Noteholder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Noteholder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Noteholders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Noteholders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 3.02 of the First Supplemental Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 3.02 of the First Supplemental Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

Section 3.02. Limitation on Guarantor Liability.

The Guarantor, and by its acceptance of this Note Guarantee, each Noteholder, hereby confirms that it is the intention of all such parties that this Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Note Guarantee. To effectuate the foregoing intention, the Trustee, the Noteholders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under the Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 3.03. Execution.

To evidence the Note Guarantee set forth in Section 3.01 hereof, this Second Supplemental Indenture will be executed on behalf of the Guarantor by one of its Officers.

The Guarantor hereby agrees that the Note Guarantee set forth in Section 3.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantor.

Section 3.04. Releases.

Upon the satisfaction and discharge of this Indenture in accordance with Article 11 of the Base Indenture (as amended by the First Supplemental Indenture with respect to the Notes), the Guarantor will be released and relieved of any obligations under the Note Guarantee.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture.

The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and AAG and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 4.03. Governing Law.

This Second Supplemental Indenture, the Note Guarantee and the Notes, including any claim or controversy arising out of or relating to this Second Supplemental Indenture, the Note Guarantee and the Notes, shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof other than Section 5-1401 of the General Obligations Law.

Section 4.04. Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

US AIRWAYS GROUP, INC.

By:	/s/ Derek J. Kerr
Name: Derek J. Kerr
Title: Executive Vice President and Chief Financial Officer

AMERICAN AIRLINES GROUP INC.
(f/k/a AMR Corporation), as Guarantor

By:	/s/ Kenneth W. Wimberly
Name: Kenneth W. Wimberly
Title: Vice President, Deputy General Counsel and Assistant Corporate Secretary

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE